US-DOCS\126403985.6 EXECUTION COPY AMENDMENT NO. 1 Dated as of September 30, 2021 to THIRD AMENDED AND RESTATED CREDIT AGREEMENT Dated as of September 24, 2019 THIS AMENDMENT NO. 1 (this “Amendment”) is made as of September 30, 2021 by and among Materion Corporation (the “Company”), Materion Netherlands B.V. (the “Dutch Borrower” and, together with the Company, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Third Amended and Restated Credit Agreement dated as of September 24, 2019 by and among the Company, the Dutch Borrower, the other Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto as Lenders and the Administrative Agent (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement. WHEREAS, the Borrowers have requested that the requisite Lenders and the Administrative Agent agree to make certain amendments to the Credit Agreement; WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein; NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment. 1. Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that: (a) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex A hereto. (b) The Credit Agreement is hereby amended to add an Exhibit B (Form of Solvency Certificate) thereto in the form set forth on Annex B hereto. 2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent: (a) The Administrative Agent shall have received counterparts of (i) this Amendment duly executed by the Borrowers, the Required Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and (ii) the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors. 2 (b) The Administrative Agent shall have received, for the account of each Lender party hereto that delivers its executed signature page to this Amendment by no later than the date and time specified by the Administrative Agent, an amendment fee in an amount equal to the amount previously disclosed to the Lenders. (c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date of this Amendment, including, to the extent invoiced at least two (2) Business Days prior to the date hereof (except as otherwise reasonably agreed by the Company), payment and/or reimbursement of the Administrative Agent’s and its Affiliates’ reasonable out-of-pocket fees and expenses (including, to the extent invoiced, reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with this Amendment and the other Loan Documents, subject to the provisions of Section 9.03 of the Credit Agreement. 3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows: (a) This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. (b) As of the date hereof and immediately after giving effect to the terms of this Amendment, (i) no Default has occurred and is continuing and (ii) the representations and warranties of such Borrower set forth in the Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) only as of such specified date). 4. Reference to and Effect on the Credit Agreement. (a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby. (b) The Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith, except to the extent expressly set forth in the Credit Agreement, as amended hereby. (d) This Amendment is a “Loan Document” under (and as defined in) the Credit Agreement. 5. Governing Law. This Amendment shall be construed in accordance with and 3 governed by the law of the State of New York, without regard to its conflicts of laws principles. 6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. 7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. [Signature Pages Follow]

Annex A

Amended Credit Agreement

~~EXECUTION COPY~~ANNEX A

(Mod) J.P.Morgan

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 24, 2019

as amended by Amendment No. 1 on September 30, 2021

among

MATERION CORPORATION

MATERION NETHERLANDS B.V.

The Other Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION
and
BANK OF AMERICA, N.A.
as Co-Syndication Agents

KEYBANK NATIONAL ASSOCIATION
as Documentation Agent

JPMORGAN CHASE BANK, N.A.
as Sole Bookrunner and Sole Lead Arranger

US-DOCS\~~109992667.6~~126403533.6

TABLE OF CONTENTS

Page

ARTICLE I Definitions 1

SECTION 1.01. Defined Terms 1
SECTION 1.02. Classification of Loans and Borrowings ~~31~~33
SECTION 1.03. Terms Generally ~~31~~33
SECTION 1.04. Accounting Terms; GAAP ~~31~~33
SECTION 1.05. Amendment and Restatement of the Existing Credit Agreement ~~32~~34
SECTION 1.06. Interest Rates; LIBOR Notification ~~33~~34
SECTION 1.07. Divisions ~~33~~35
SECTION 1.08. Pro Forma Adjustments for Acquisitions and Dispositions ~~33~~35
ARTICLE II The Credits ~~33~~35

SECTION 2.01. Commitments ~~33~~35
SECTION 2.02. Loans and Borrowings ~~34~~35
SECTION 2.03. Requests for Revolving Borrowings ~~35~~36
SECTION 2.04. Determination of Dollar Amounts ~~36~~37
SECTION 2.05. Swingline Loans ~~36~~38
SECTION 2.06. Letters of Credit ~~37~~39
SECTION 2.07. Funding of Borrowings ~~43~~44
SECTION 2.08. Interest Elections ~~43~~45
SECTION 2.09. Termination and Reduction of Commitments ~~45~~46
SECTION 2.10. Repayment of Loans; Evidence of Debt ~~45~~46
SECTION 2.11. Prepayment of Loans ~~46~~47
SECTION 2.12. Fees ~~47~~48
SECTION 2.13. Interest ~~48~~49
SECTION 2.14. Alternate Rate of Interest ~~48~~50
SECTION 2.15. Increased Costs ~~50~~51
SECTION 2.16. Break Funding Payments ~~51~~53
SECTION 2.17. Taxes ~~52~~53
SECTION 2.18. Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs ~~55~~56
SECTION 2.19. Mitigation Obligations; Replacement of Lenders ~~58~~59
SECTION 2.20. Expansion Option ~~58~~60
SECTION 2.21. Market Disruption ~~60~~61
SECTION 2.22. Judgment Currency ~~61~~62
SECTION 2.23. Designation of Foreign Subsidiary Borrowers ~~61~~62
SECTION 2.24. Defaulting Lenders ~~61~~63
SECTION 2.25. Extension of Maturity Date ~~64~~65
ARTICLE III Representations and Warranties ~~64~~67

SECTION 3.01. Organization; Powers; Subsidiaries ~~64~~67
SECTION 3.02. Authorization; Enforceability ~~65~~67
SECTION 3.03. Governmental Approvals; No Conflicts ~~65~~67
SECTION 3.04. Financial Condition; No Material Adverse Change ~~65~~68
SECTION 3.05. Properties ~~65~~68
SECTION 3.06. Litigation and Environmental Matters ~~65~~68
SECTION 3.07. Compliance with Laws ~~66~~68

Table of Contents
(continued)

Page

SECTION 3.08. Investment Company Status ~~66~~68
SECTION 3.09. Taxes ~~66~~69
SECTION 3.10. ERISA ~~66~~69
SECTION 3.11. Disclosure ~~66~~69
SECTION 3.12. Federal Reserve Regulations ~~66~~69
SECTION 3.13. [Intentionally Omitted] ~~67~~69
SECTION 3.14. No Default ~~67~~69
SECTION 3.15. [Intentionally Omitted] ~~67~~69
SECTION 3.16. Solvency ~~67~~69
SECTION 3.17. Insurance ~~67~~70
SECTION 3.18. Security Interest in Collateral ~~67~~70
SECTION 3.19. Anti-Corruption Laws and Sanctions ~~67~~70
SECTION 3.20. EEA Financial Institutions ~~68~~70
SECTION 3.21. Dutch Fiscal Unity ~~68~~71
SECTION 3.22. Residency for Tax Purposes ~~68~~71
ARTICLE IV Conditions ~~68~~71

SECTION 4.01. Effective Date ~~68~~71
SECTION 4.02. Closing Date 72
SECTION ~~4.02~~4.03. Each Credit Event ~~69~~74
SECTION ~~4.03~~4.04. Designation of a Foreign Subsidiary Borrower ~~70~~75
ARTICLE V Affirmative Covenants ~~70~~75

SECTION 5.01. Financial Statements and Other Information ~~71~~75
SECTION 5.02. Notices of Material Events ~~72~~77
SECTION 5.03. Existence; Conduct of Business ~~72~~77
SECTION 5.04. Payment of Obligations ~~73~~77
SECTION 5.05. Maintenance of Properties; Insurance ~~73~~78
SECTION 5.06. Books and Records; Inspection Rights ~~73~~78
SECTION 5.07. Compliance with Laws and Material Contractual Obligations ~~74~~79
SECTION 5.08. Use of Proceeds ~~74~~79
SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances ~~74~~79
SECTION 5.10. Fiscal Unity for Dutch Tax Purposes ~~76~~81
SECTION 5.11. Allocation of Tax Losses ~~76~~81
SECTION 5.12. Residency for Tax Purposes ~~77~~81
SECTION 5.13. Post-Closing Matters ~~77~~81
ARTICLE VI Negative Covenants ~~77~~82

SECTION 6.01. Indebtedness ~~77~~82
SECTION 6.02. Liens ~~79~~84
SECTION 6.03. Fundamental Changes and Asset Sales ~~83~~88
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions ~~84~~89
SECTION 6.05. Swap Agreements ~~86~~91
SECTION 6.06. Transactions with Affiliates ~~86~~91
SECTION 6.07. Restricted Payments ~~86~~91
SECTION 6.08. Restrictive Agreements ~~87~~92
SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents ~~87~~92
SECTION 6.10. Sale and Leaseback Transactions ~~88~~93

ii

Table of Contents
(continued)

Page

SECTION 6.11. Financial Covenants ~~88~~93
ARTICLE VII Events of Default ~~88~~93

SECTION 7.01. Events of Default ~~88~~93
SECTION 7.02. Remedies Upon an Event of Default ~~90~~95
ARTICLE VIII The Administrative Agent ~~91~~97

SECTION 8.01. Authorization and Action. ~~91~~97
SECTION 8.02. Administrative Agent's Reliance, Indemnification, Etc ~~94~~99
SECTION 8.03. Posting of Communications ~~95~~100
SECTION 8.04. The Administrative Agent Individually ~~96~~102
SECTION 8.05. Successor Administrative Agent ~~97~~102
SECTION 8.06. Acknowledgements of Lenders and Issuing Bank ~~98~~103
SECTION 8.07. Collateral Matters ~~98~~103
SECTION 8.08. Credit Bidding ~~99~~104
SECTION 8.09. Certain ERISA Matters ~~100~~105
SECTION 8.10. Certain Foreign Pledge Matters ~~101~~107
ARTICLE IX Miscellaneous ~~102~~107

SECTION 9.01. Notices ~~102~~107
SECTION 9.02. Waivers; Amendments ~~103~~108
SECTION 9.03. Expenses; Indemnity; Damage Waiver ~~106~~111
SECTION 9.04. Successors and Assigns ~~108~~113
SECTION 9.05. Survival ~~112~~118
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution ~~113~~118
SECTION 9.07. Severability ~~113~~118
SECTION 9.08. Right of Setoff ~~113~~119
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process ~~114~~119
SECTION 9.10. WAIVER OF JURY TRIAL ~~115~~120
SECTION 9.11. Headings ~~115~~120
SECTION 9.12. Confidentiality ~~115~~120
SECTION 9.13. USA PATRIOT Act ~~116~~121
SECTION 9.14. Appointment for Perfection ~~117~~122
SECTION 9.15. Interest Rate Limitation ~~117~~122
SECTION 9.16. No Advisory or Fiduciary Responsibility ~~117~~122
SECTION 9.17. Attorney Representation ~~118~~123
SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions ~~118~~123
SECTION 9.19. Acknowledgement Regarding Any Supported QFCs ~~118~~123
SECTION 9.20. Releases of Subsidiary Guarantors. ~~119~~124
ARTICLE X Company Guarantee ~~120~~125

iii

Table of Contents
(continued)

Page

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.01	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– ~~[Intentionally Omitted]~~Form of Solvency Certificate
Exhibit C	– Form of Increasing Lender Supplement
Exhibit D	– Form of Augmenting Lender Supplement
Exhibit E	– List of Closing Documents
Exhibit F-1	– Form of Borrowing Subsidiary Agreement
Exhibit F-2	– Form of Borrowing Subsidiary Termination
Exhibit G-1	– Form of Borrowing Request
Exhibit G-2	– Form of Interest Election Request
Exhibit H	– Form of Note
Exhibit I-1	– Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit I-2	– Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit I-3	– Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit I-4	– Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

iv

THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") dated as of September 24, 2019, as amended by AMENDMENT NO. 1 dated as of September 30, 2021, among MATERION CORPORATION, MATERION NETHERLANDS B.V., the other FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Syndication Agents and KEYBANK NATIONAL ASSOCIATION, as Documentation Agent.

WHEREAS, the Company, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Second Amended and Restated Credit Agreement, dated as of June 20, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement").

WHEREAS, the Company, the Foreign Subsidiary Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) re-evidence the "Obligations" under, and as defined in, the Existing Credit Agreement, which shall constitute "Obligations" hereunder and be repayable in accordance with the terms of this Agreement, and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the other Loan Parties outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Company and the other Loan Parties to confirm that all obligations under the applicable "Loan Documents" (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the "Credit Agreement" contained in any such existing "Loan Documents" shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR" when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

"Alternative Rate" has the meaning assigned to such term in Section 2.14(a).

"Amendment No. 1" shall mean Amendment No. 1 to this Agreement dated as of the Amendment No. 1 Effective Date, among the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders party thereto.

"Amendment No. 1 Effective Date" shall mean September 30, 2021.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Party" has the meaning assigned to such term in Section 8.03(c).

"Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender's Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.

"Applicable Pledge Percentage" means 100%, but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in a Foreign Subsidiary or Foreign Subsidiary Holding Company.

"Applicable Rate" means, for any day, with respect to commitment fees payable hereunder, Eurocurrency Revolving Loans or ABR Revolving Loans, as the case may be, the applicable rate per annum set forth below under the caption "Commitment Fee Rate", "Eurocurrency Spread" or "ABR Spread", as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Commitment Fee Rate	Eurocurrency Spread	ABR Spread
Category 1:	< 1.00 to 1.00	0.175%	1.25%	0.25%
Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	0.20%	1.375%	0.375%
Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	0.225%	1.50%	0.50%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	0.25%	1.625%	0.625%

3

had such lease or similar arrangement been in effect on such date) shall constitute an “operating lease” hereunder and the obligations thereunder shall not constitute Capitalized Lease Obligations. “Cash Equivalent Investments” means (a) direct obligations of, or fully guaranteed by, the U.S. maturing within one year from the date of acquisition thereof, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by, bankers’ acceptances of, and time deposits with, any Lender or any commercial bank (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and money market deposit accounts issued or offered by any such Person and (e) in the case of any Foreign Subsidiary, any other investments that are similar to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes or approved by the Administrative Agent. “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing). “Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented. “Charges” has the meaning assigned to such term in Section 9.15. “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans. “Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02). “Closing Date Commitments” means Commitments in an amount up to the sum of (a) $100,000,000 plus (b) the amount of any Revolving Credit Exposure on the Closing Date immediately prior to giving effect to the Closing Date Revolving Loans; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment. 7 “Closing Date Limited Conditionality Provision” means that, to the extent any Collateral (including the grant or perfection of any security interest therein) is not or cannot be provided by the Closing Date (other than the grant and perfection of security interests in (x) assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the UCC or (y) certificated Equity Interests of each Wholly-Owned Material Domestic Subsidiary of the Company to the extent constituting Collateral (other than Omega or any of its Subsidiaries) with respect to which a Lien may be perfected by the delivery of certificates representing such Equity Interests) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and perfection of such Collateral shall not constitute a condition precedent to the availability and funding of the Closing Date Revolving Loans on the Closing Date and, notwithstanding any provisions set forth in Section 5.09 to the contrary, such Collateral shall not be required to be provided or perfected until the forty-fifth (45th) day (in the case of the delivery of certificated Equity Interests) and otherwise the ninetieth (90th) day following the Closing Date (or, in each case, such later date as may be agreed upon by the Administrative Agent in its reasonable discretion). “Closing Date Revolving Loans” means Revolving Loans to be made by the Lenders on the Closing Date in an amount not to exceed $100,000,000. “Closing Date Transaction Costs” means any fees or expenses incurred or paid by the Company or any Subsidiary in connection with the Closing Date Transactions, Amendment No. 1 and the other Loan Documents and the transactions contemplated thereby. “Closing Date Transactions” means, collectively, (a) the borrowing of Closing Date Revolving Loans and the use of the proceeds thereof, (b) the consummation of the Omega Acquisition and the other transactions contemplated by the Omega Purchase Agreement, (c) the refinancing of certain Indebtedness of Omega and its Subsidiaries on the Closing Date, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees, costs and expenses incurred in connection with any of the foregoing. “Code” means the Internal Revenue Code of 1986, as amended from time to time. “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Holders of Secured Obligations as required under Section 5.09, to secure the Secured Obligations; provided that Collateral shall not include any Excluded Assets. “Collateral Documents” means, collectively, the Domestic Collateral Documents, the Dutch Collateral Documents and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations. “Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender 8 attributable to such Recipient’s failure to comply with Section 2.17(e) or (h), and (e) any Taxes imposed under FATCA. “Existing Credit Agreement” is defined in the recitals hereof. “Existing Letters of Credit” is defined in Section 2.06(a). “Existing Loans” is defined in Section 2.01. “Existing Maturity Date” is defined in Section 2.25(a). “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, five Business Days after the Termination Date (as defined in the Omega Purchase Agreement as in effect on September 19, 2021, and as such Termination Date may be extended pursuant to the final paragraph of Section 8.1 of the Omega Purchase Agreement as in effect on September 19, 2021), (ii) the closing of the Omega Acquisition with or without the use of the Closing Date Revolving Loans and (iii) the termination of the Omega Purchase Agreement in accordance with the terms thereof prior to closing of the Omega Acquisition or the termination by the Company of the Company’s (or any of the Company’s Affiliates’) obligations under the Omega Purchase Agreement to consummate the Omega Acquisition in accordance with the terms thereof. “Extending Lender” is defined in Section 2.25(b). “Extension Date” is defined in Section 2.25(a). “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code. “Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company. “Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b). “First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests. “Fiscal Quarter” means any of the quarterly accounting periods of the Company. 17 Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit. “Lender Notice Date” is defined in Section 2.25(b). “Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary. “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank. “Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit. “Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b). “Leverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Company for the then most-recently ended four Fiscal Quarters of (a)(x) Consolidated Funded Debt minus (y) Qualified Cash to (b) Consolidated EBITDA. “LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to such Agreed Currency then the LIBO Rate shall be the Interpolated Rate. “LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. “Limited Conditionality Acquisition” means any Acquisition permitted under Section 6.04(g) for which the Company has determined, in good faith, that limited conditionality is reasonably necessary or desirable. 22

“Limited Conditionality Acquisition Agreement” means, with respect to any Limited Conditionality Acquisition, the definitive acquisition documentation in respect thereof. “Loan Documents” means this Agreement, Amendment No. 1, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, any Letter of Credit Agreement, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, intercreditor agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, excluding any Banking Services Agreement or Swap Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. “Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors. “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement. “Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent). “Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable. “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder. “Material Domestic Subsidiary” means each Domestic Subsidiary that is a Material Subsidiary. “Material Dutch Subsidiary” means each Dutch Subsidiary that is a Material Subsidiary. “Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000 (or the equivalent thereof in currencies other than Dollars). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. 23 Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase. “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e). “Non-Extending Lender” is defined in Section 2.25(b). “NYFRB” means the Federal Reserve Bank of New York. “NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury. “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction to which such Person is a party which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding obligations with respect to Operating Leases. “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof. “Omega” means H.C. Starck Inc., a Delaware corporation. “Omega Acquisition” means the acquisition, directly or indirectly, of all of the outstanding Equity Interests of Omega by the Company pursuant to the Omega Purchase Agreement. “Omega Dispositions” means any filings or other actions required under local law to be made on a post-closing basis to complete the disposition of assets on or prior to the Closing 25 Date to effect the Reorganization (as defined in the Omega Purchase Agreement), which filings or other actions cannot be completed by the Closing Date. “Omega Purchase Agreement” means the Share Purchase Agreement, dated as of September 19, 2021, by and among the Company, HCST Hungary Holding Vagyonkezelő Kor látolt Felelősségű Társaság as Seller and cer tain other par ties thereto. “Omega Purchase Agreement Representations” means such of the representations made by or on behalf of or with respect to Omega in the Omega Purchase Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent that the Company (or any of its Subsidiaries or Affiliates) has the right to terminate the Company’s (or any of its Subsidiaries’ or Affiliates’) obligations under the Omega Purchase Agreement or decline to consummate the Omega Acquisition as a result of a breach of such representations in the Omega Purchase Agreement. “Omega Term Loan Commitments” has the meaning assigned to such term in Section 2.20. “Omega Term Loans” has the meaning assigned to such term in Section 2.20. “Operating Lease” of a Person means any lease of Property other than a Capitalized Lease. “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)). “Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate. “Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as reasonably determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may reasonably elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings 26 recently ended on or prior to such date and for which financial statements have been delivered pursuant to Section 5.01. “Pro Forma” shall have a correlative meaning. “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person; other assets owned by such Person; and to the extent of such Person’s interest therein, other assets leased or operated by such Person. “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). “QFC Credit Support” has the meaning assigned to it in Section 9.19. “Qualified Cash” means, at any time the same is to be determined, unrestricted and unencumbered (other than Liens permitted under clauses (a), (b), (f), (t), (u)(i) and (u)(ii) of Section 6.02) cash, and Cash Equivalent Investments, of the Company or any Subsidiary as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries in each case at such time; provided that Qualified Cash shall not exceed $25,000,000. “Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)). “Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable. “Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period. “Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent. “Register” has the meaning set forth in Section 9.04. “Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof. 28

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee. “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions. “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions. “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority. “SEC” means the United States Securities and Exchange Commission. “Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party. “Security Agreement” means the Domestic Security Agreement and/or the Dutch Security Agreements, as the context requires. “Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. “Specified Representations” means the representations and warranties of the Borrowers and the Subsidiary Guarantors set forth in the first sentence of Section 3.01 (solely with respect to the Borrowers and the Subsidiary Guarantors), Section 3.02 (solely with respect to the Borrowers and the Subsidiary Guarantors), Section 3.03(b) (solely with respect to no violation of the organizational documents of the Borrowers or any Subsidiary Guarantor), Sections 3.08, 3.12, 3.16(a), 3.18 (solely with respect to the Borrowers and the Subsidiary Guarantors and subject to the Closing Date Limited Conditionality Provision) and the penultimate sentence of Section 3.19 of this Agreement. 30 denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower, or the Company on its behalf) not later than 11:00 a.m., Local Time, four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago time, on the Business Day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each Borrowing Request to fund an Acquisition permitted hereunder or other transaction may be conditioned upon such Acquisition or transaction, provided that any such conditioning shall not avoid any payment that may be owed under Section 2.16. Each such Borrowing Request shall specify the following information in compliance with Section 2.02: (i) the name of the applicable Borrower; (ii) the aggregate principal amount of the requested Borrowing; (iii) the date of such Borrowing, which shall be a Business Day; (iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; (v) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07. If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding anything to the contrary in this Section 2.03, any request for Closing Date Revolving Loans to be made on the Closing Date may be conditioned upon the consummation of the Omega Acquisition on such date. SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of: (a) any Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement, (b) any Letter of Credit denominated in a Foreign Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and 38 not otherwise be disadvantageous to such Lender (or its Affiliate). The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender (or its Affiliate) in connection with any such designation or assignment. (b) If (i) any Lender (or its Affiliate) requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender (or its Affiliate) or any Governmental Authority for the account of any Lender (or its Affiliate) pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) subject to the Borrowers’ rights with respect to Defaulting Lenders hereunder, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $200,000,000; provided that the Company shall be permitted to establish a new tranche of term loans in an additional amount of $300,000,000 as Incremental Term Loans on the terms and subject solely to the conditions (limited, in the case of funding of such term loans, solely to the conditions set forth in Section 4.02) specified in that certain Commitment Letter dated September 19, 2021 between the Company and JPMorgan Chase Bank, N.A. and such term loans shall constitute Incremental Term Loans for purposes of this Agreement (such Incremental Term Loans, the “Omega Term Loans” and the commitments in respect thereof, the “Omega Term Loan Commitments”). The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible 61 Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) other than with respect to the Omega Term Loans, (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless (other than with respect to (x) the Omega Term Loans, which shall be subject solely to the conditions specified in that certain Commitment Letter dated September 19, 2021 between the Company and JPMorgan Chase Bank, N.A., and (y) the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate a Limited Conditionality Acquisition (other than, for the avoidance of doubt, the Omega Term Loans) as to which the immediately following condition (i) below shall not apply), (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.024.03 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received (x) documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loan and (y) reaffirmations from the Loan Parties; provided that no Incremental Term Loans in respect of a Limited Conditionality Acquisition (other than, for the avoidance of doubt, the Omega Term Loans) shall become effective unless (1) as of the date of execution of the Limited Conditionality Acquisition Agreement by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into the Limited Conditionality Acquisition Agreement, (2) as of the date of the borrowing of such Incremental Term Loans, no Event of Default under Section 7.01(a), (b), (h), (i) or (j) is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, (4) as of the date of the borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans and (5) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, the Company shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s 62 portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu or junior in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization and customary prepayment requirements prior to such date) and (c) shall otherwise be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent (it being understood and agreed that the Omega Term Loans shall be effected pursuant to an Incremental Term Loan Amendment). The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time. SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) the Dollar Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on 63 such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be. SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower. SECTION 2.23. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.034.04, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement. Each Foreign Subsidiary Borrower shall remain a Foreign Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); 64 (b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.024.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; (c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, further, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof; (d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then: (i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable 65 SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written factual information (other than projections, forward-looking statements and information of a general economic nature) furnished by or on behalf of the Company or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification, if any, provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects. SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) will be Margin Stock. SECTION 3.13. [Intentionally Omitted]. SECTION 3.14. No Default. No Default or Event of Default has occurred and is continuing. SECTION 3.15. [Intentionally Omitted]. SECTION 3.16. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, the Loan PartiesClosing Date Transactions, with respect to the Company and its Subsidiaries on a consolidated basis, (i) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, are and will be Solvent.does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the Closing Date and (iii) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to 71 become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5). (b) The Company does not intend to, nor will it permit any of the other Loan Parties to, and the Company does not believe that it or any of the other Loan Parties will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Loan Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party. SECTION 3.17. Insurance. Except as qualified below, the Company maintains, and has caused each other Loan Party to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self- insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Company and the other Loan Parties are self-insured for general liability coverage. SECTION 3.18. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and provided that the Administrative Agent does what is required to continue the perfection of such Liens under the UCC or other applicable law, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or any Intercreditor Agreements and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. SECTION 3.19. Anti-Corruption Laws and Sanctions. The Company has in its reasonable business judgment implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws applicable to the Company and its Subsidiaries and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary, any of their respective directors or officers or to the knowledge of the Company or such Subsidiary employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions. The foregoing representations in this Section 3.19 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom. SECTION 3.20. EEA Financial Institutions. No Loan Party is an EEA Financial Institution. 72 SECTION 3.21. Dutch Fiscal Unity. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes in which a Loan Party is included consists of Loan Parties only, unless with the prior written consent of the Administrative Agent. SECTION 3.22. Residency for Tax Purposes. Each Dutch Loan Party is resident for tax purposes in the Netherlands only and does not have any permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Administrative Agent. ARTICLE IV Conditions SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02): (a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E. (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders, and dated the Effective Date) of Jones Day with respect to the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinions. (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E. (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.024.03, as further described in the list of closing documents attached as Exhibit E. (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder. 73 (f) The Administrative Agent shall have received from the Dutch Borrower a confirmation by an authorized signatory of the Dutch Borrower that there is no works council with jurisdiction over the transactions as envisaged by any Loan Document to which it is a party and that there is no obligation for the Dutch Borrower to establish a works council pursuant to the Works Council Act (Wet op de ondernemingsraden), or, if a works council is established, a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of such advice and a copy of the request for such advice. (g) (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (g) shall be deemed to be satisfied). The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall evidence the satisfaction (or waiver in accordance of Section 9.02) of all of the conditions in this Section 4.01 and shall be conclusive and binding. SECTION 4.02. Closing Date. Subject to the Closing Date Limited Conditionality Provision, the obligations of the Lenders to make the Closing Date Revolving Loans hereunder shall be subject solely to the satisfaction (or waiver in accordance with Section 9.02) of only the following conditions: (a) The Omega Acquisition shall, substantially concurrently with the initial funding of the Closing Date Revolving Loans, be consummated in all material respects pursuant to the Omega Purchase Agreement, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Omega Purchase Agreement, without the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that any modification, amendment or express waiver or consents by the Company that results in (a) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase in excess of 10% is funded solely with common equity of the Company or cash on hand or borrowing capacity under this Agreement and (b) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders if and so long as such reduction is allocated to ratably reduce the commitments in respect of the Omega Term Loans). (b) The Specified Representations shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) on and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date). 74 (c) The Omega Purchase Agreement Representations shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects). (d) Omega shall have been or substantially concurrently with the funding of the Closing Date Revolving Loans shall be, released and discharged from all liabilities and obligations under the Indebtedness identified in Section 2.1(c)(i) of the Disclosure Schedules to the Omega Purchase Agreement as in effect on September 19, 2021, and all Liens encumbering assets or shares of Omega related to the Indebtedness identified in Section 2.1(c)(i) of the Disclosure Schedules to the Omega Purchase Agreement as in effect on September 19, 2021 shall be released, discharged, terminated and/or retransferred, as applicable (or arrangements for discharge, termination and/or retransfer shall have been made). (e) The Administrative Agent shall have received (i) a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit B and (ii) a certificate signed by a Responsible Officer of the Company certifying as to the conditions set forth in Sections 4.02(a), (b) and (c) above, and the Administrative Agent shall be entitled to rely conclusively on such certificate with respect to the matters covered by such certificate. (f) The Administrative Agent shall have received: (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10- Q by the Company, as applicable will satisfy the foregoing applicable requirements. The Administrative Agent acknowledges receipt of (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for the fiscal quarters ending March 31, 2021 and June 30, 2021. (g) The Administrative Agent shall have received the Financial Statements (as defined in the Omega Purchase Agreement). (h) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the end of such most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Closing Date Transactions (including the Omega Acquisition) as if the Closing Date Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with 75

Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting. (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrowers and Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date and required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (including a Beneficial Ownership Certification from the Borrowers in respect of the Beneficial Ownership Regulation). (j) Subject to the Closing Date Limited Conditionality Provision all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Liens permitted under the Loan Documents) in the Collateral shall have been taken (including a collateral assignment of insurance with respect to any representation and warranty insurance policy obtained in connection with the Omega Acquisition). (k) All fees and expenses due and payable to the Administrative Agent and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Closing Date Revolving Loans, so long as any such fees or expenses not expressly set forth in any letter agreement have been invoiced not less than two (2) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Company). The availability of the Closing Date Revolving Loans shall be subject solely to the satisfaction (or waiver in accordance of Section 9.02) of only the conditions set forth in this Section 4.02; it being understood that there shall be no conditions (implied or otherwise) to the availability of the Closing Date Revolving Loans (including compliance with the terms of this Agreement or the other Loan Documents) other than those that are expressly stated in this Section 4.02. The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall evidence the satisfaction (or waiver in accordance of Section 9.02) of all of the conditions in this Section 4.02 and shall be conclusive and binding. SECTION 4.03. SECTION 4.02. Each Credit Event. TheOther than with respect to (x) any funding of the Closing Date Revolving Loans on the Closing Date (which shall only be subject to the conditions set forth in Section 4.02 hereof) and (y) any funding of the Omega Term Loans (which shall only be subject to the conditions set forth in that certain Commitment Letter dated September 19, 2021 between the Company and JPMorgan Chase Bank, N.A.), the obligation of each Lender to make a Loan on the occasion of any Borrowing (excluding, for the avoidance of doubt, any conversion or continuation of a Loan), and of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions: (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, 76 in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) only as of such specified date). (b) At the time of and immediately after giving effect to such Borrowing (other than a conversion or continuation of a Loan) or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing. Each Borrowing (excluding any conversion or continuation of an existing Loan, or any Borrowing in respect of the Closing Date Revolving Loans or Omega Term Loans) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. SECTION 4.04. SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent: (a) Copies, certified by the Secretary or Assistant Secretary (or comparable officer) of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary; (b) An incumbency certificate, executed by the Secretary or Assistant Secretary (or comparable officer) of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary; (c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; (d) Any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and (e) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent. ARTICLE V Affirmative Covenants Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06), in each 77 (f) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies or PDF of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent. SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following, promptly after a Responsible Officer of the Company having actual knowledge thereof: (a) the occurrence of any Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and (e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each other Loan Party to, do or cause to be done (i) all things necessary to preserve, renew and keep in full force and effect its legal existence and (ii) take, or cause to be taken, all reasnoablereasonable actions to maintain the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (ii), to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Company will cause each Subsidiary 79 reasonable times during normal business hours and as often as reasonably requested; provided, that unless an Event of Default has occurred and is continuing at the time such inspection commences, (a) the Company shall not be required to pay expenses relating to more than one inspection by the Administrative Agent in any twelve consecutive calendar months and (b) the Company shall not be required to pay the expenses of any Lender for any inspection; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Company at any time during normal business hours, without advance notice and without limitation as to frequency. During any inspection or examination, the Administrative Agent will make reasonable efforts to cause all of its representatives to comply in all material respects with all health, safety and security requirements of general application of the Company or applicable Loan Party, or otherwise applicable to the relevant location. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and the other Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each other Loan Party to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will in its reasonable business judgment maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws applicable to the Company and its Subsidiaries and applicable Sanctions. SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries; provided that the proceeds of the Closing Date Revolving Loans on the Closing Date will be used first to finance the Omega Acquisition and to pay Closing Date Transaction Costs in respect of the Omega Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (ii) and (iii) of this Section 5.08 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom. SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances. (a) Additional Guarantors. 81

Indebtedness is without any direct or indirect recourse to the Company or any Domestic Subsidiary; and (t) other unsecured Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any time outstanding. SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral, except the following (collectively, “Permitted Liens”): (a) Liens created pursuant to any Loan Document; (b) Liens arising in connection with Permitted Precious Metals Agreements subject to the Intercreditor Agreement referenced in clause (a) of the definition of “Intercreditor Agreements” to the extent applicable; (c) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than attributable to the accretion of original issue discount, interest, capitalization of interest or payment premiums in respect of the obligations being extended, renewed, refinanced or replaced and costs and expenses related thereto); (d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (other than the proceeds or products thereof and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refnancingsrefinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than attributable to the accretion of original issue discount, interest, capitalization of interest or payment premiums in respect of the obligations being extended, renewed, refinanced or replaced and costs and expenses related thereto); (e) Liens on assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary other than the property financed by such Indebtedness and any accessions thereto and the proceeds and products thereof and related property; provided further that individual financings provided by one lender may be cross- collateralized to other financings provided by such lender incurred under clause (e) of Section 6.01; 87 useful in any meaningful way in its business, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any Fiscal Year of the Company, does not represent Property with a book value that (1) is greater than 10% of the Consolidated Total Assets of the Company or (2) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company, in each case, as would be shown in the consolidated financial statements of the Company as at the beginning of the four-quarter period ending with the quarter in which such determination is made (or if financial statements have not been delivered hereunder for that quarter which begins the four quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter); (v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; (vi) any sale, transfer, lease or other disposal of accounts receivable (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof; (vii) Sale and Leaseback Transactions permitted by Section 6.10; (viii) any sale, transfer, lease or other disposal resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; (ix) leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business, in each case that do not materially interfere with the business of the Company and its Subsidiaries; (x) the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business; (xi) any sale, transfer, lease or other disposal of fixed assets which are replaced by comparable fixed assets within 180 days of such sale, transfer or lease; provided that such substitute assets, if owned by a Loan Party, constitute Collateral; (xii) any sale, transfer, lease or other disposal of non-core assets, including Equity Interests, acquired in connection with an Acquisition permitted under Section 6.04 after the Effective Date to the extent the Company identified such assets to the Administrative Agent promptly after such Acquisition including, for the avoidance of doubt, the Omega Dispositions; (xiii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (xiv) the termination of any Swap Agreement; (xv) any like kind exchange of property; and 91 (xvi) Dispositions of cash and Cash Equivalent Investments. (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto. (c) The Company will not, nor will it permit any of its Subsidiaries to, change its Fiscal Year from the basis in effect on the Effective Date, except to conform the fiscal year or fiscal quarter of a Subsidiary to that of the Company. SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, or make any Acquisition, except: (a) Cash Equivalent Investments; (b) Investments in Subsidiaries existing as of the Effective Date and additional Investments in the Company or in Subsidiaries which are Domestic Loan Parties; (c) other Investments in existence on the Effective Date and described in Schedule 6.04, and any modification, replacement, renewal or extension thereof that does not increase the amount thereof; (d) Investments consisting of loans or advances made to employees of the Company or any Subsidiary on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding and advances of payroll payments to employees in the ordinary course of business; (e) Investments comprised of notes payable, or stock or other securities issued by account debtors to the Company or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices; (f) Investments made in connection with employee compensation arrangements, employee option plans or deferred director compensation, all in a manner consistent with the Company’s historical practices; (g) (x) Acquisitions; provided, that, at the time of and immediately after giving effect to any such Acquisition, (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Acquisition is not a Hostile Acquisition, (iii) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (iv) the Company and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such Acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended Fiscal Quarter of the Company for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such Acquisition exceeds $100,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial 92 information, statements and projections reasonably requested by the Administrative Agent, (v) in the case of an Acquisition or merger involving the Company or a Subsidiary, (1) if such Subsidiary is a Loan Party, either such Subsidiary is the surviving entity of such merger and/or consolidation or the survivor shall become a Loan Party upon the consummation thereof, or (2) if such Subsidiary is not a Loan Party, the surviving entity of such merger and/or consolidation is a Subsidiary (provided that any such merger involving the Company must result in the Company as the surviving entity) and (vi) immediately prior to and immediately after giving effect (including giving effect on a Pro Forma Basis) to any such Acquisition, the Leverage Ratio does not exceed 3.25the maximum applicable Leverage Ratio permitted by Section 6.11(a) less 0.25 to 1.00; and (y) the Omega Acquisition; (h) Investments under Permitted Precious Metal Agreements; (i) other Investments in Subsidiaries that are not Domestic Loan Parties; provided that Investments by Domestic Loan Parties in Subsidiaries that are not Domestic Loan Parties, net of Investments by Subsidiaries that are not Domestic Loan Parties in Domestic Loan Parties, shall not exceed $80,000,000 in the aggregate at any time outstanding; (j) Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of its Subsidiaries (including in connection with an Acquisition permitted under this Section 6.04), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger; (k) Investments received in connection with the disposition of assets permitted by Section 6.03; (l) Investments consisting of endorsements of instruments for collection or deposit in the ordinary course of business; (m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; (n) Guarantees (i) by the Company or any of its Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or (ii) permitted under Section 6.01; (o) to the extent constituting Investments, Restricted Payments permitted by 6.07, fundamental changes permitted by Section 6.03 and dispositions permitted by Section 6.03; (p) Acquisitions made by any Foreign Subsidiary that is not a Loan Party; and (q) other Investments not to exceed $50,000,000 at any time outstanding. SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary. 93 similar agreements applicable to joint ventures, (vi) the foregoing shall not apply to restrictions and conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (vii) the foregoing shall not apply to restrictions and conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements or arrangements referred to in clauses (i) through (vi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such terms than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, (viii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (ix) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof. SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents (other than, for the avoidance of doubt (a) payment of regularly scheduled interest payments as and when due in respect of such Indebtedness to the extent permitted by the subordination provisions applicable thereto and (b) refinancings of such Indebtedness permitted by Section 6.01). Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued to the extent prohibited by the terms of the subordination agreement or subordination provisions applicable thereto. SECTION 6.10. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction other than (a) Sale and Leaseback Transactions entered into in connection with any Permitted Precious Metals Agreement, (b) Sale and Leaseback Transactions entered into in connection with any project financing involving municipal bond offerings otherwise permitted by this Agreement, and (c) Sale and Leaseback Transactions (i) made for cash consideration in an amount not less than the fair value of such fixed or capital asset, (ii) in respect of which the net cash proceeds received in connection therewith does not exceed $20,000,000 in the aggregate for all such Sale and Leaseback Transactions after the Effective Date, and (iii) that is consummated within 180 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset. SECTION 6.11. Financial Covenants. (a) Maximum Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be greater than 3.50 to 1.00.more than (a) for Fiscal Quarters ending prior to the Closing Date, 3.50 to 1.00, and (b) for Fiscal Quarters ending on or after the Closing Date: (i) 4.50 to 1.00 for the first four Fiscal Quarters ending after the Closing Date, (ii) 4.00 to 1.00 for the next two successive Fiscal Quarters ending thereafter and (iii) 3.50 to 1.00 for each Fiscal Quarter ending thereafter; provided that, with respect to any period occurring on or after the completion of the sixth Fiscal Quarter ending after the Closing Date, to the extent the Company or any of its Subsidiaries (x) consummates during any period of four consecutive Fiscal Quarters for which financial statements are available one or more Acquisitions for which the aggregate consideration, 95 including assumed debt, for all such Acquisitions, is $100,000,000 or more and (y) within 30 days of consummating such Acquisition or Acquisitions referred to in clause (x) of this proviso, the Company notifies the Administrative Agent that the Company elects to increase the maximum Leverage Ratio threshold as a result thereof, then the maximum Leverage Ratio threshold for the Fiscal Quarter in which such election is made by the Company and the immediately three following Fiscal Quarters shall be increased to 4.00 to 1.00. Not more than one such election may be made by the Company. (b) Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than 3.00 to 1.00. ARTICLE VII Events of Default SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur: (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made; (d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Borrower’s existence) or 5.08, in Article VI or in Article X; (e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender); (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the 96 (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document. SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to any Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Company, take any or all of the following actions, at the same or different times: (a) terminate the Commitments, and thereupon the Commitments shall terminate immediately (subject to the final paragraph of this Section 7.02); (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (c) require that the Company provide cash collateral as required in Section 2.06(j); and (d) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents and applicable law. If an Event of Default described in Section 7.01(h) or 7.01(i) occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Company to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or to the extent expressly provided in this Agreement or any other Loan Document) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Company on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Holders of Secured Obligations, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, in its reasonable judgment, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall 98 have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Company on behalf of itself and its Subsidiaries. The Company further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Company, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Company on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Notwithstanding anything herein or in any other Loan Documents to the contrary, in respect of the Closing Date Commitments (and, to the extent applicable, the Omega Term Loan Commitments), during the period from and including the Amendment No. 1 Effective Date (or, with respect to the Omega Term Loan Commitments, from and including the effective date of the applicable Incremental Term Loan Amendment) to and including the earlier of (x) the Closing Date and (y) the Expiration Date, and notwithstanding (a) that any representation made on the Amendment No. 1 Effective Date (or, with respect to the Omega Term Loan Commitments, the effective date of the applicable Incremental Term Loan Amendment) was incorrect or (b) any provision to the contrary in this Agreement or the other Loan Documents, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel, rescind or terminate any of its Closing Date Commitments (or, to the extent applicable, its Omega Term Loan Commitments) under this Agreement or (2) refuse to participate in making its loans in respect of the Closing Date Revolving Loans (or, to the extent applicable, its Omega Term Loans) when required to do so under this Agreement; provided in each case that the applicable conditions precedent to the making of such Closing Date Revolving Loans set forth in Section 4.02 (or, in the case of the Omega Term Loans, the applicable conditions precedent to the making of such Omega Term Loans) have been satisfied and; provided further that subsequent to the making of such Loans on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing. ARTICLE VIII The Administrative Agent SECTION 8.01. Authorization and Action. (a) Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing 99

Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Bank, on behalf of itself and any of its Affiliates that are Holders of Secured Obligations, hereby irrevocably (i) empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents and (ii) empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver on their behalf the Intercreditor Agreement and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Intercreditor Agreement. Each Lender shall be bound by the terms and provisions of the Intercreditor Agreement, (and the Intercreditor Agreement is hereby approved by the Lenders), so executed by the Administrative Agent, and by any further amendments thereto executed by the Administrative Agent on behalf of the Lenders provided that any such further amendment has been approved by the Required Lenders. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or the Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. (b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the 100 Annex B Form of Solvency Certificate EXHIBIT B FORM OF SOLVENCY CERTIFICATE [__________], 20[__] This Solvency Certificate is being executed and delivered pursuant to Section [__] of the [__________] (the “Credit Agreement”), dated as of [______], 20[__], among MATERION CORPORATION (the “Company”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined. I, [__________], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement. I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Closing Date Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Closing Date Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5). [Remainder of page intentionally left blank] IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above. By:__________________________________ Name: Title: Chief Financial Officer

Signature Page to Consent and Reaffirmation to Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of September 24, 2019 Materion Corporation et al CONSENT AND REAFFIRMATION Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Third Amended and Restated Credit Agreement dated as of September 24, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Materion Corporation, Materion Netherlands B.V., the other Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which Amendment No. 1 is dated as of September 30, 2021 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that the Subsidiary Guaranty and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment. Dated: September 30, 2021 [Signature Page Follows]